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                                                                   SCHEDULE II

Supplemental Analysis of Valuation and Qualifying Accounts - Changes in the allowance for doubtful accounts for the three years ended February 28, 1997 are as follows:

                                                1995        1996         1997
                                                ----        ----         ----

BALANCE, beginning of year ..................$167,344     $535,886     $383,220
  Provisions for bad debts ...................188,819      290,165    1,021,631
  Amounts written-off, net of recoveries ....(136,350)    (309,932)    (452,836)
  Adjustment for allowance for doubtful
   accounts recorded on net
   acquired (rescinded) accounts receivable...316,073     (132,899)     503,701
   ----------------------------------------   -------     ---------     -------

BALANCE, end of year ......................  $535,886     $383,220   $1,455,716
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